UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 17, 2016

TOWERSTREAM CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane, Middletown, RI 02842

(Address of principal executive offices, including zip code)

(401) 848-5848

 (Registrant's telephone number, including area code)

Copies to:

Harvey Kesner, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 17, 2016, Towerstream Corporation, a Delaware corporation (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors pursuant to which the Company agreed to sell in a registered direct offering a total of 15,000,000 shares (each, a “Share”, and collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Each Share was sold as a unit (each, a “Unit”, and collectively, the “Units”) at a purchase price of $0.152 per Unit, with each Unit consisting of one Share and an unregistered warrant to purchase one share of Common Stock (each, a “Warrant”, and collectively, the “Warrants”).  The Common Stock and the Warrants are immediately separable and will be issued separately.  The Company has not engaged an underwriter or placement agent in connection with this offering.

The Shares were issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission on May 29, 2015 and became effective on June 10, 2015 2015 (File No. 333- 204581). The Company filed a prospectus supplement (“Prospectus Supplement”) related to the registered direct offering dated June 17, 2016. The Warrants and the shares of Common Stock underlying the Warrants (the “Warrant Shares”) are not registered in the Prospectus Supplement. The Company agreed to register the Warrant Shares within 90 days of closing pursuant to the terms of a registration rights agreement entered into with the purchasers on June 17, 2016 (the “Registration Rights Agreement”).

Each Warrant will expire five years from the date of issuance, have an exercise price of $0.25 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The Warrants shall be exercisable on a cash basis if there is an effective registration statement registering, or a current prospectus available for the resale of the Warrant Shares on file with the SEC prior to the 90 day anniversary of the initial issuance date (the “Resale Registration Statement”). If the Registration Statement has not been declared effective by the 90 day anniversary of the initial issuance date, then the Warrants shall be exercisable by means of a “cashless exercise.” The Warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the Warrants based on stock dividends, stock splits and similar corporate actions.  The Company is prohibited from effecting the exercise of a holder’s Warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.  The Company is also prohibited from issuing more than 13,393,165 Warrant Shares if such issuance would violate the shareholder approval rules of Nadaq.

The offering is expected to close on or about June 20, 2016. The Purchase Agreements also provide that the Company grant the investors a right of first refusal on subsequent financings for a period of 12 months following the closing and a right of approval on subsequent financings for a period of six months following the closing, and contain customary representations, warranties and agreements by us and the purchasers, indemnification obligations for us, and other obligations of the parties.

The foregoing is only a summary of the material terms of the Purchase Agreements and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Purchase Agreement, the form of Warrant and form of Registration Rights Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report and incorporated herein by reference.  The Purchase Agreement and Registration Rights Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

A copy of the opinion of Sichenzia Ross Friedman Ference LLP relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The description of the Warrants and Warrant Shares set forth in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference. The Warrants and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (“the Securities Act”), or any state securities laws, and are being offered and sold only to an “accredited investor” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D of the Securities Act.

Item 8.01.	Other Events.

On June 20, 2016, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Form of Securities Purchase Agreement

10.2	Form of Warrant

10.3	Form of Registration Rights Agreement

99.1	Press Release of Towerstream Corporation, dated June 20, 2016

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 20, 2016

TOWERSTREAM CORPORATION By: /s/ Philip Urso . Name: Philip Urso Title: Interim Chief Executive Officer